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                                                                      EXHIBIT 21
                           SUBSIDIARIES OF THE COMPANY

1.       Mental Health Outcomes, Inc., a Delaware corporation.

2.       Horizon Mental Health Management, Inc., a Texas corporation.

3.       HHMC Partners, Inc., a Delaware corporation.

4.       Geriatric Medical Care, Inc., a Tennessee corporation.

5.       Specialty Rehab Management, Inc., a Delaware corporation.

6. Acorn Behavioral HealthCare Management Corporation, a Pennsylvania corporation.

7.       Horizon Behavioral Services, Inc., a Delaware Corporation.

8.       FPMBH of Texas, Inc., a Delaware Corporation.

9.       Florida Psychiatric Associates, Inc., a Florida Corporation.

10.      Florida Psychiatric Management, Inc., a Florida Corporation.

11.      ChoiceHealth, Inc., a Colorado Corporation.

12.      Horizon Behavioral Services - Colorado, Inc., a Colorado Corporation.